EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into as of this 7th day of January, 2000 (the "EFFECTIVE DATE"), by and between TELENETICS CORPORATION, a California corporation (the "COMPANY"), and T. KEITH ODOM ("EMPLOYEE").

                                 R E C I T A L S
                                 ---------------

         A. The Company, Employee and certain other individuals have entered into a Stock Purchase Agreement of even date herewith (the "STOCK PURCHASE AGREEMENT") pursuant to which the Company is purchasing all of the outstanding capital stock of eflex Wireless, Inc., a Delaware corporation ("EFLEX").

         B. The parties acknowledge that Employee is currently employed by eflex and has abilities and expertise that are unique and valuable to the Company and, in connection with the Stock Purchase Agreement, the Company desires to retain the services of Employee, and Employee wishes to accept such employment.

         C. The Company and Employee have determined that such engagement of Employee is mutually beneficial and should be subject to a mutually acceptable written agreement, and that Employee's employment by eflex shall be terminated concurrently with the effectiveness of this Agreement.

                                A G R E E M E N T
                                -----------------

         NOW, THEREFORE, in consideration of the foregoing premises, the following mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree, intending to be legally bound, as follows:

1.       EMPLOYMENT.

         Employee agrees to serve the Company in such capacities as may be requested from time to time by the Board of Directors of the Company (the "BOARD"). Employee's office will be located in the Tampa, Florida area and/or such other locations as the Company may in its sole and absolute discretion determine. During the term of this Agreement, Employee will devote his full time, care and exclusive attention to, and use his best efforts to advance, the business and welfare of eflex and the Company. During the term of this Agreement, Employee will not engage in any other business activity or occupation, whether or not such business activity or occupation is pursued for gain, profit or other pecuniary advantage; PROVIDED, HOWEVER, that nothing contained in this Agreement shall be deemed to prevent or limit the right of Employee to invest any of his surplus funds in any partnership, corporation or other entity or venture not directly competitive with eflex or the Company. Employee represents and warrants to the Company that he is not a party to or bound by any presently effective agreement or contract, whether of employment or otherwise, with any third person or entity that would in any way restrict or prohibit Employee from undertaking or performing his obligations on the terms and conditions set forth in this Agreement. Employee covenants with the Company that he shall not, during the Term, enter into any such agreement, contract or understanding described in this SECTION 1 so as to cause the Company, eflex or any of the Company's other subsidiaries or affiliated companies, to be liable in connection therewith.

2.       EMPLOYMENT TERM.

         The Company agrees to employ Employee, and Employee agrees to serve, on the terms and conditions of this Agreement, for a period commencing on the Effective Date and continuing for a period of three years unless terminated earlier pursuant to the terms of this Agreement (the "TERM").

3.       COMPENSATION AND BENEFITS.

         The Company shall pay to Employee for his services, and Employee agrees to accept as his full compensation under this Agreement, the following:

         3.1 BASE SALARY. The Company shall pay Employee a base salary of $7,083.00 per month (the "BASE SALARY"). The Base Salary shall be earned and payable at such intervals and otherwise in such manner as is consistent with the normal payroll practices of the Company for remuneration of its employees, less such deductions or amounts to be withheld as shall be required by applicable law.

         3.2 INCENTIVE COMPENSATION. In addition to the Base Salary, Employee shall be eligible to receive additional compensation ("BONUS") of up to $15,000.00 per year, which shall be earned and payable, if at all, at the times and in the amounts determined by the Board, in its sole discretion, based upon Employee's achievement of mutually agreeable goals and objectives set by the Company and Employee at the beginning of each year of the Term.

         3.3 OPTIONS. As additional compensation, concurrently with the execution of this Agreement, Employee shall receive an option to purchase shares of Common Stock of the Company, a copy of which option shall be attached hereto as EXHIBIT A and incorporated herein by reference.

         3.4 SIGNING BONUS. As additional compensation, Employee shall receive a signing bonus of $10,000, which amount shall be paid to Employee within 120 days following the Effective Date.

         3.5 OTHER BENEFITS. During the Term, except as may be otherwise provided herein, Employee shall be eligible to participate in all group insurance plans and shall be entitled to other employee benefits, including vacation and holiday pay, that the Company, in its sole and absolute discretion, may provide from time to time to other employees of the Company with similar duties and responsibilities.

         3.6 REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall, during the Term, reimburse Employee for all reasonable documented business expenses actually and necessarily incurred by Employee in the course of, and in connection with, his employment by the Company pursuant to this Agreement; PROVIDED, HOWEVER, that such expenses must be approved in advance by the Company. Employee shall keep detailed and accurate records of expenses incurred in connection with his employment by the Company, and reimbursement therefor shall be made in accordance with policies and procedures established by the Company's management from time to time.

4. TERMINATION. Anything in this Agreement to the contrary notwithstanding:

         4.1 GOOD CAUSE. Employee's employment may be terminated by the Company for Good Cause (as defined below) effective upon delivery of written notice to Employee given at any time. "GOOD CAUSE" shall exist if:

                  (a) Employee is convicted of a felony, or a misdemeanor constituting moral turpitude;

                  (b) Employee in bad faith commits any act (including, but not limited to, any act that would constitute fraud, misappropriation, dishonesty, or embezzlement) or in bad faith omits to take any action to the material detriment of the Company or any of its affiliates;

                  (c) Employee intentionally commits during the course of his employment any act of material misconduct (including, but not limited to, sexual harassment, racial vilification, or unlawful discrimination);

                  (d) Employee fails or refuses to perform duties assigned to him by the Company and fails to correct such breach within five days after notice is given to Employee by the Company of such breach;

                  (e) Employee becomes physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of more than 30 consecutive days or more than 45 days within any two-month period;

                  (f) In the opinion of a medical doctor retained by the Company, after a physical examination and reasonable diagnostic procedures, Employee is found to be addicted to any drug, including alcohol;

                  (g) Employee breaches any term of this Agreement and fails to correct such breach within five days after notice is given to Employee by the Company of such breach; or

                  (h) Employee resigns in anticipation of discharge for any reason mentioned in SECTION 4.1(a) through SECTION 4.1(g), or the Company accepts Employee's resignation in lieu of a formal discharge for any reason mentioned in SECTION 4.1(a) through SECTION 4.1(g).

         4.2 TERMINATION FOR GOOD CAUSE, UPON DEATH OR BY VOLUNTARY RESIGNATION. If Employee is terminated for Good Cause, dies during the Term or resigns other than as described in SECTION 4.1(h), Employee's employment shall terminate on such date, whereupon Employee (or in the case of Employee's death, Employee's estate) shall be entitled to receive Employee's Base Salary through the date of termination, plus any other accrued but unpaid benefits or compensation due pursuant to this Agreement.

         4.3 EARLY TERMINATION. The Company may, in its sole and absolute discretion, terminate Employee's employment without Good Cause at any time (an "EARLY TERMINATION"). If the Company elects an Early Termination of Employee, the Company shall pay to Employee upon the effective date of the Early Termination (the "EARLY TERMINATION DATE") Employee's Base Salary accrued up to such Early Termination Date, plus any other accrued but unpaid benefits or compensation due pursuant to this Agreement. In addition, for the period commencing on the Early Termination Date and ending on the date the Term otherwise would have expired pursuant to SECTION 2, the Company shall pay to Employee as liquidated damages his Base Salary for such period, at such intervals and otherwise in such manner as Base Salary would have been paid if Employee had remained in the active service of the Company.

         4.4 EFFECT OF TERMINATION. Employee agrees that the payments contemplated by this SECTION 4 shall constitute the exclusive and sole remedy of Employee for any termination of this Agreement, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of this Agreement.

5. PROPRIETARY INFORMATION AND INVENTIONS.

         5.1 EMPLOYEE ACKNOWLEDGMENTS. Employee recognizes that the Company is engaged in a continuous program of research, development, design and production respecting its business, present and future, and understands that as part of his employment by the Company or any of its subsidiaries or affiliates, he is, or may be expected, to make new contributions and inventions of value to the Company or any of its subsidiaries or affiliates. Employee understands that his employment by the Company or any of its subsidiaries or affiliates creates in him a duty of trust and confidentiality to the Company or any of its subsidiaries or affiliates with respect to any information (i) related, applicable or useful to the business of the Company or any of its subsidiaries or affiliates, including the Company's or any of its subsidiaries' or affiliates' anticipated research and development; (ii) resulting from tasks assigned to Employee by the Company or any of its subsidiaries or affiliates;
(iii) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company or any of its subsidiaries or affiliates; or
(iv) related, applicable or useful to the business of any client or customer of
(A) the Company or (B) any of the Company's subsidiaries or affiliates, which may be made known to him by the Company or any of the Company's subsidiaries or affiliates, or by any client or customer of (A) the Company or (B) any of the Company's subsidiaries or affiliates, or learned by him during the Term.

         5.2 ASSIGNMENT OF PROPRIETARY INFORMATION AND INVENTIONS TO THE COMPANY. Employee agrees that all Proprietary Information (as defined on EXHIBIT B hereto) and Inventions (as defined on EXHIBIT B hereto) shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, trademarks, service marks, copyrights and other rights (collectively referred to herein as "RIGHTS") pertaining to Proprietary Information and Inventions in any part of the world. Employee hereby assigns to the Company any rights he may have or acquire in Proprietary Information or Inventions or Rights pertaining to Proprietary Information or Inventions or Rights. Employee further agrees as to all Proprietary Information or Inventions to assist the Company or any person designated by it in every proper way to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. Employee shall execute all documents for use in applying for, obtaining and enforcing such Rights on such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Employee's obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the date of the termination of this Agreement (the "TERMINATION DATE"), but the Company shall compensate Employee at a reasonable rate after the Termination Date for time actually spent by Employee upon the Company's request for such assistance. In the event the Company is unable, after reasonable effort, to secure Employee's signature on any document or documents needed to apply for or to enforce any Right relating to Proprietary Information or to an Invention, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act on his behalf and in his stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by Employee. Employee hereby acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of his employment and which are protectable by copyright are "works for hire" as that term is defined in the United States Copyright Act (17 USCA Section 101).

         5.3 DISCLOSURE OF DISCOVERIES, ETC. TO THE COMPANY. Employee will promptly and from time to time disclose in writing to the Company, and the Company hereby agrees to receive such disclosures in confidence, all discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how and data, whether or not patentable or registrable under patent, copyright or similar statutes, or reduced to practice, made, conceived or learned by Employee, either alone or jointly with others during the Term, for the purpose of permitting the Company to determine whether they constitute Inventions. In order to facilitate the complete and accurate disclosures described above, Employee agrees to maintain complete written records of all Inventions, and of all work, study and investigation done by him during the Term, which records shall be the property of the Company.

         5.4 EMPLOYEE ACTS. Employee shall not knowingly do anything to imperil the validity of any such patent, design or protection or any application therefor and shall, at the reasonable cost of the Company, render all possible assistance to the Company both in obtaining and maintaining such patent, design or other protection, and Employee shall not, either during the Term or thereafter, exploit or make public or disclose any such Invention or give any information in respect thereof except to the Company or as it may direct.

         5.5 CONFIDENTIALITY. Employee will keep all Proprietary Information, Inventions and Rights in the strictest confidence and trust, and Employee will not disclose, use or induce or assist in the use or disclosure of any Proprietary Information, Inventions or Rights pertaining to Proprietary Information, or anything related thereto except as (i) may be necessary in the ordinary course of performing his duties as an employee of the Company, (ii) may be required by law, (iii) authorized by the Board, (iv) such Proprietary Information, Inventions or Rights are or become available to the general public though no fault of Employee or are disclosed to Employee without restriction on disclosure by a third party who had the lawful right to make such disclosure. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence, and he shall not disclose, use or induce or assist in the use or disclosure of any such confidential or proprietary information without the prior express written consent of the Company, except as may be necessary in the ordinary course of performing his duties as an employee of the Company consistent with the Company's agreement with such third party or as required by law. The covenants and agreements contained in this SECTION 5.5 shall survive the expiration or other termination of this Agreement.

         5.6 NONCOMPETITION; NONSOLICITATION. Employee expressly promises and agrees that he will fully comply with the covenants and provisions contained in EXHIBIT E attached hereto and incorporated herein by reference, as if such provisions were set forth in full herein.

         5.7 DELIVERY OF MATERIALS TO THE COMPANY. Upon the termination of the Term, Employee shall deliver to the Company all devices, records, sketches, reports, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, notes, drawings, specifications, tape recordings or other electronic recordings, programs, data and other materials or property of any nature belonging to the Company or pertaining to Employee's work with the Company. Employee shall not take with him any of the foregoing or any reproduction of any of the foregoing.

         5.8 PRIOR INVENTIONS OF EMPLOYEE. Listed in ITEM 1 of EXHIBIT C attached hereto are all inventions or improvements relevant to the subject matter of Employee's employment which have been made, conceived of or first reduced to practice by Employee alone or jointly with others prior to the Term and which Employee desires to remove from the operation of this Agreement. Employee represents and warrants that such list is complete. If there is no such list in ITEM 1 of EXHIBIT C, Employee represents and warrants that he has made no such inventions or improvements prior to the Term.

         5.9 PRIOR CONFIDENTIALITY AGREEMENTS. Employee represents and warrants that his performance of all of the terms and provisions of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to his employment by the Company. Employee also represents and warrants that he has not entered into, and covenants that he will not enter into, any agreement, either written or oral, in conflict herewith.

         5.10 MATERIALS OR DOCUMENTS OF A FORMER EMPLOYER. Employee represents and warrants to and covenants with the Company that he has not brought and will not bring with him to the Company, or use in his employment with the Company, any materials or documents of a former employer (which term, for purposes of this SECTION 5, shall also include persons, firms, corporations and other entities for which Employee has acted as an independent contractor or consultant), other than materials and documents of eflex relating to its business and acquired by the Company under the Stock Purchase Agreement, which are not generally available to the public, unless he has obtained express written authorization from any such former employer for their possession and use. The materials or documents of a former employer (other than eflex) which are not generally available to the public but which he will bring to the Company for use in his employment are identified in ITEM 2 of EXHIBIT C attached hereto. As to each such item, Employee represents and warrants that he has obtained prior to the effective date of his employment hereunder express written authorization for their possession and use in his service to the Company. Employee also understands that, in his service to the Company, he is not to breach any obligation of confidentiality that he has to former employers, and he shall fulfill all such obligations during his employment hereunder.

         5.11 SERVICES PROVIDED AS A CONSULTANT; DELIVERY OF THE TERMINATION CERTIFICATE BY EMPLOYEE. The terms and conditions of this SECTION 5 shall apply to any period, if any, during which Employee performs services for the Company as a consultant or independent contractor, as well as any time during which he is employed directly by the Company. Upon the termination of the Term, Employee agrees to sign and deliver the "Termination Certificate" attached hereto as EXHIBIT D. Employee's failure to sign such Termination Certificate, however, shall not affect his obligations under this Agreement, nor shall it affect the Company's obligations, if any, to Employee under this Agreement.

6. REMEDIES; LIQUIDATED DAMAGES PAID BY EMPLOYEE.

         If Employee commits a breach, or threatens to commit a breach, of any of the provisions of SECTION 5 hereof, the Company shall have, among other rights, (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company, and (ii) the right to require Employee to account for and pay over to the Company all compensation or profits derived or received by Employee as a result of any breach of any of the provisions of such SECTION 5, and Employee hereby agrees to account for and pay over such compensation or profits to the Company. The invalidity or unenforceability of all or any portion of SECTION 5 shall not affect the validity or enforceability of any other provision or portion hereof or thereof, and if any provision or portion of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, then each such provision or portion shall be enforced and validated to the full extent permitted by law.

7. SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns and shall be binding upon and inure to the benefit of Employee and his executors and administrators. This Agreement, and Employee's rights and obligations hereunder, may not be assigned by Employee. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8. WAIVER OF BREACH.

         The waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Agreement.

9. NOTICES.

         All notices, requests, demands and other communications submitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by express service or if mailed by first-class registered mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:

               (a)      If to the Company:   Telenetics Corporation
                                             25111 Arctic Ocean
                                             Lake Forest, California 92630
                                             Attn: President

                        with a copy to:      Larry A. Cerutti, Esq.
                                             Rutan & Tucker, LLP
                                             611 Anton Blvd., 14th Floor
                                             Costa Mesa, California 92626

               (b)      If to Employee:      T. Keith Odom
                                             8831 Treasure Bayou
                                             Riverside, Florida 33569

or at such other address as either party shall furnish to the other pursuant to this provision.

10. MISCELLANEOUS.

         10.1 ACKNOWLEDGMENTS. The parties hereto agree and acknowledge that the damages that would be suffered by a nonbreaching party as a result of any breach of the provisions of SECTION 5 may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, a nonbreaching party shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of SECTION 5 or otherwise to specifically enforce any of the provisions hereof. This remedy is in addition to damages directly or indirectly suffered by a nonbreaching party and reasonable attorneys' fees. The parties hereto agree that the restraint, duration and area for which the covenants in SECTION 5 are to be effective are reasonable in light of the business and activities of the parties hereto. In the event that any court finally determines that the time period or the geographic scope of any such covenant is unreasonable or excessive and any covenant is to that extent made unenforceable, the parties agree that the restrictions in
SECTION 5 shall remain in full force and effect for the greatest time period and within the greatest geographic area that would not render it unenforceable. The parties intend that each of the covenants in SECTION 5 shall be deemed to be a separate covenant.

         10.2 INDEPENDENT COVENANT. All of the covenants in SECTIONS 5 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of a nonbreaching party against a breaching party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any party of such covenants.

         10.3 OTHER MISCELLANEOUS.

                  (a) This Agreement, together with the Stock Purchase Agreement and the exhibits and schedules hereto and thereto, incorporate the entire understanding of the parties with respect to the subject matter hereof and supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings, and understandings. In addition, the parties expressly agree that this Agreement supersedes and replaces any previous employment arrangements with eflex, and that such previous employment arrangements are of no further force or effect.

                  (b) This Agreement shall be governed by, and construed in accordance with, the laws of California without regard to its conflict of laws statutes, as if this Agreement were executed and performed entirely within California. The parties hereby consent, in any dispute, action, litigation or other proceeding concerning this Agreement, to the jurisdiction of the state or federal courts having jurisdiction over and located in Orange County, California.

                  (c) The invalidity of any section, provision or portion of this Agreement shall not affect the validity of any other section, provision or portion of this Agreement, and each such section, provision or portion shall be enforced to the full extent permitted by law. This Agreement may not be modified or amended, or any term or provision hereof waived or discharged, except by a written instrument signed by the party against which such amendment, modification, waiver or discharge is sought to be enforced. The headings of this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

      THE COMPANY:                   TELENETICS CORPORATION,
                                     a California corporation


                                     By: /s/ Michael A. Armani
                                        --------------------------------------
                                        Michael A. Armani, President


      EMPLOYEE:                         /s/ T. Keith Odom
                                        --------------------------------------
                                        T. Keith Odom

                                    EXHIBIT A
                                    ---------


                         Copy of Stock Option Agreement


                                (attached hereto)

                                    EXHIBIT B
                                    ---------



"PROPRIETARY INFORMATION" DEFINED:
---------------------------------

         For purposes of this Agreement, "PROPRIETARY INFORMATION" shall mean information that has been created, discovered, developed or otherwise become known to Employee or the Company or in which property rights have been assigned or otherwise conveyed to Employee or the Company, which Employee may have learned or discovered, or may make, learn of or discover while in employment of the Company, whether before the commencement of this Agreement or during the term hereof, which information has material economic value or potential material economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, data, know-how, negative know-how, improvements, discoveries, developments, designs, ideas, Inventions, techniques, all technical data, customer and supplier lists, and any modifications or enhancements thereto, programs and information (whether or not in writing) which have actual or potential economic value to the Company, together with any copyright or patent therein. For purposes of this Agreement, Proprietary Information shall not include information that has become public knowledge through legal means without fault by Employee, or is already public knowledge prior to disclosure of the same by the Company and/or its subsidiaries or affiliates to Employee.

"INVENTIONS" DEFINED:
--------------------

         For purposes of this Agreement, "INVENTIONS" shall mean all discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how and data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall also include anything that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

                                    EXHIBIT C
                                    ---------



ITEM 1:

         The following is a complete list of all inventions or improvements relevant to the subject matter of Employee's employment by the Company that have been made or conceived of or first reduced to practice by Employee alone or jointly with others prior to his employment by the Company:



                                      None.






ITEM 2:

         The following is a complete list of all materials and documents of a former employer that are not generally available to the public that Employee will bring or have brought to the Company or have used or will use in his employment by the Company:


                                      None.

                                    EXHIBIT D
                                    ---------


                            TERMINATION CERTIFICATION



I certify as follows:

         1. When I signed the attached Employment Agreement (the "Agreement"), I read and understood the terms of the Agreement.

         2. I hereby acknowledge that I have fully complied with the terms of the Agreement, including, without limitation, the disclosure and assignment to Telenetics Corporation (or its successors or assigns) (the "Company") of any Inventions covered by that Agreement, and the return of any documents and other materials of any nature relating to my employment with the Company.

         3. I hereby acknowledge and agree to comply with my continuing obligations under this Agreement, including, without limitation, my obligation not to use for personal benefit or to disclose to others any Proprietary Information of the Company.

         4. I understand and acknowledge that should I fail to comply with my obligations under the Agreement, the Company shall have the right to injunctive relief against me, including, without limitation, an injunction prohibiting me from disclosing Proprietary Information to a third party.

Dated as of: ___________________


                                    --------------------------------------
                                         Signature of Employee


                                    --------------------------------------
                                         Print Name

                                    EXHIBIT E
                                    ---------


                 NON-COMPETITION AND NON-SOLICITATION COVENANTS

         DEFINITIONS. For purposes of this EXHIBIT E, the following terms shall have the following meanings:

         "BUSINESS" shall mean the development, production, manufacture, sale, lease or distribution of the Technology and/or products and services relating to the Technology, as developed, in development or conducted by eflex as of, or immediately preceding the date of this Agreement, or conducted, developed or in development by the Company or by eflex or their respective affiliates, successors or assigns during the Non-Competition Period, the Employee Non-Solicitation Period or the Customer Non-Solicitation Period;

         "BUSINESS TERRITORY" shall mean the world, including all countries and political subdivisions thereof.

         "COMPETE" shall mean, with respect to the Business: (i) managing, supervising or otherwise participating in a management or sales capacity; or
(ii) otherwise managing, operating, controlling, participating in the ownership, management or control of, or being connected with or having any interest in, as a stockholder, agent, partner, lender, consultant, advisor or otherwise, any business or person that provides goods, products or services competitive with those provided by the Business; provided, however, that nothing contained herein will prohibit Employee from owning less than one percent of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market or from performing his duties in accordance with the terms of this Agreement.

         "CUSTOMER NON-SOLICITATION PERIOD" shall mean the period commencing on the Effective Date and continuing for a period of two years after the termination of this Agreement or Employee's employment relationship with the Company, eflex or any of their respective successors, assigns, subsidiaries or affiliates; provided, however, that the Customer Non-Solicitation Period shall be extended by the number of days in which Employee is or was engaged in activities constituting a breach of PARAGRAPH 3 below.

         The term "CUSTOMERS" shall mean any person that, as of or immediately preceding the date of this Agreement, or during the Non-Competition Period, the Employee Non-Solicitation Period or the Customer Non-Solicitation Period, is or was a client or customer of the Company, eflex or any of their respective subsidiaries or affiliates.

         The words "DIRECTLY OR INDIRECTLY," as they modify the word "Compete" or "Competing," shall mean: (i) acting as an agent, representative, consultant, officer, director, member, independent contractor or employee of any person that is Competing with the Business; (ii) participating in any such Competing person or enterprise as an owner, partner, limited partner, joint venturer, member, creditor or shareholder (except as expressly permitted herein); or (iii) communicating to any such Competing person or enterprise the names or addresses or any other information concerning any Customer or any other confidential information of the Business.

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

         "EMPLOYEES" shall mean: (i) any employee of the Company, eflex or any of their respective subsidiaries or affiliates as of, or immediately prior to the date of this Agreement or during the Non-Competition Period, the Employee Non-Solicitation Period or the Customer Non-Solicitation Period; or (ii) any former employee of the Company, eflex or any of their respective subsidiaries or affiliates whose employment with the Company, eflex or any of their respective successors, assigns, subsidiaries or affiliates ceased less than one year before the date of co-venturing, solicitation, inducement or recruitment.

         "EMPLOYEE NON-SOLICITATION PERIOD" shall mean the period commencing on the Effective Date and continuing for a period of two years after the termination of Employee's employment or consulting relationship with the Company, eflex or any of their respective successors, assigns, subsidiaries or affiliates; provided, however, that the Employee Non-Solicitation Period shall be extended by the number of days in which Employee is or was engaged in activities constituting a breach of PARAGRAPH 2 below.

         "NON-COMPETITION PERIOD" shall mean the period commencing on the Effective Date and continuing for a period of two years after the termination of Employee's employment or consulting relationship with the Company, eflex or any of their respective successors, assigns, subsidiaries or affiliates; provided, however, that the Non-Competition Period shall be extended by the number of days in which Employee is or was engaged in activities constituting a breach of PARAGRAPH 1 below.

         The term "PERSON" shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, Governmental Entity or other entity.

         The term "PROSPECTIVE CUSTOMER" shall mean any person that the Company, eflex or any of their respective subsidiaries or affiliates has contacted, or has developed a strategy or plan to contact, for the purpose of acquiring such person as a customer or client during the period from January 1, 1999 through the expiration of the Customer Non-Solicitation Period.

         "TECHNOLOGY" shall have the definition set forth in the Stock Purchase Agreement.
          1) NON-COMPETITION. During the Non-Competition Period, Employee shall not, and shall not permit any of Employee's affiliates to, directly or indirectly Compete with the Business in the Business Territory.

          2) NON-SOLICITATION OF EMPLOYEES. Employee recognizes that the Employees are a valuable resource of eflex or the Company. Accordingly, during the Employee Non-Solicitation Period, Employee shall not, either alone or in conjunction with any other person or entity, directly or indirectly go into business with any Employee or solicit, induce or recruit any Employee to leave the employ of eflex, the Company, or any of their respective successors, assigns, subsidiaries or affiliates.

          3) NON-SOLICITATION OF CUSTOMERS. Employee recognizes that the Customers and Prospective Customers are a valuable resource of eflex and the Company. Accordingly, during the Customer Non-Solicitation Period, Employee shall not, either alone or in conjunction with any other person or entity, directly or indirectly call on, solicit, take away, accept as a client, customer or prospective client or customer, or attempt to call on, solicit, take away, accept as a client, customer or prospective client or customer a Customer or Prospective Customer for the purpose of Competing with the Business.

          4) ADDITIONAL AGREEMENTS. Employee hereby expressly agrees and acknowledges that:


                           (i) eflex and the Company have protectable business interests throughout the Business Territory, and that competition with and against such business interests would be harmful to eflex or the Company, as the case may be;

                           (ii) the covenants contained in this EXHIBIT E are reasonable as to time and geographical area and do not place any unreasonable burden upon Employee's ability to earn a livelihood;

                           (iii) the public will not be harmed as a result of enforcement of the covenants contained in this EXHIBIT E;

                           (iv) the personal legal counsel for Employee has reviewed the covenants contained in this EXHIBIT E, and/or Employee has had ample opportunity but has knowingly and willingly declined to take advantage of such opportunity for his personal legal counsel to review the covenants contained in this EXHIBIT E;

                           (v) the parties have entered into the covenants contained herein in connection with and as a condition precedent to the consummation of the Stock Purchase Agreement, pursuant to which the Company shall acquire eflex; the agreements, actions, covenants, and promises contained herein are intended to protect and ensure the value of Business, including its goodwill, which actions, covenants, and promises are a material consideration to the Company in connection with the Agreement; and, to the extent that the laws of any jurisdiction in which this Agreement shall be interpreted, construed, and/or enforced distinguish between covenants given in connection with the sale of a business and its goodwill and covenants given in connection with employment, this covenant will be given the broader interpretation customarily given to covenants in connection with the sale of a business and the transfer of goodwill to the Company, notwithstanding any employment or engagement as a consultant of Employee by eflex or the Company following the Closing;

                           (vi) the Company and Employee each agree that the provisions of this EXHIBIT E shall survive the execution and termination of this Agreement; and

                           (vii) Employee understands and agrees to each and every term and condition contained in this EXHIBIT E.

          5) REMEDIES; ENFORCEABILITY. Employee recognizes and acknowledges that irreparable damage will result to the Company in the event of a breach by Employee or any of Employee's affiliates of the provisions of this EXHIBIT E, and, accordingly, in the event of such a breach, the Company will be entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to an injunction to restrain the violation thereof. If any provision of this EXHIBIT E shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable because of the scope, duration, area of its applicability, or any other reason, the court making such determination will have the power to modify such scope, duration, or area, or all of them, or to strike an invalid or unenforceable provision, in whole or in part, to the extent necessary to make such scope, duration, area, or provision valid and enforceable.



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